                    SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####

[KCPL Logo]                   NEWS RELEASE

Kansas City Power & Light Company
P.O. Box 418679
Kansas City, Missouri 64141-9679

Second Quarter 1998 Earnings/2915       CONTACT:  David Myers
July 20, 1998                                     (816) 5566-2312
                                                  Sue Johnson-Kimbel
                                                  (816) 556-2904

FOR IMMEDIATE RELEASE


           KCPL REPORTS STRONG SECOND QUARTER EARNINGS

KANSAS CITY, MISSOURI, JULY 20, 1998 - KANSAS CITY POWER & LIGHT COMPANY (NYSE: KLT) announced today increased common stock earnings of $0.60 per share or $38 million for the second quarter ended June 30, 1998, compared to $0.37 per share or $23 million this quarter last year. Increased earnings were attributable to warmer than normal weather and continued load growth. Last year's second quarter earnings were negatively affected by extended outages at the two units of the La Cygne Generating Station and cooler than normal weather. This quarter's increase in earnings was partially offset by $3 million ($0.03 per share) in rate reductions implemented in Kansas on January 1, 1998.

Retail kwh sales increased 13% this quarter compared to the same quarter last year, increasing retail revenues to $215 million from $199 million. Total operating revenues for the second quarter increased to $240 million from $215 million this quarter last year, reflecting increases in retail sales and bulk power sales.

Drue Jennings, KCPL's Chairman, President and CEO, stated, "This quarter exemplifies our ability to focus on managing our business and serving our customers well. We continue to add value for our shareholders and are excited to be moving our company closer to a combination with Western Resources by bringing this to our shareholders for a vote on July 30, 1998."

For the twelve month period ended June 30, 1998, common stock earnings were $1.89 per share, or $117 million, up from $0.99 per share, or $61 million last year. The 1998 twelve month period reflects a positive contribution of $0.13 per share from KCPL's nonregulated subsidiary, KLT Inc., compared to $0.03 per share the prior year. Merger-related charges reduced EPS in the 1998 and 1997 twelve month period by $0.17 and $0.78 respectively.
Costs to implement the new merger structure with Western Resources announced March 18, 1998, are being expensed as incurred. Twelve month operating revenues increased to $921 million from $881 million the previous year reflecting warmer weather and continued load growth.

Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western
Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in nonregulated business ventures.


                             KANSAS CITY POWER & LIGHT COMPANY
                             FINANCIAL -  RESULTS OF OPERATIONS
                                      (In  Thousands)

                              3 Months Ended June      Year-to-Date June     12 Months Ended June
                              -------------------    --------------------   ----------------------
           Item                  1998      1997         1998      1997         1998        1997
----------------------------  ---------  --------    --------- ----------   ---------   ----------
1.   MWH Retail Sales         3,291,521  2,908,043   6,263,708  5,824,055   13,128,826  12,236,408

2.   Operating Revenues      $  239,502  $ 215,420   $ 435,137  $ 410,164   $  920,916  $  881,254

3.   Net Income              $   38,556  $  24,129   $  52,922  $   8,997   $  120,485  $   64,971

4.   Preferred Dividends     $      967  $     959   $   1,957  $   1,914   $    3,832  $    3,812

5.   Earnings Available      $   37,589  $  23,170   $  50,965  $   7,083   $  116,653  $   61,159
     for Common

6.   Average Number of           61,873     61,897      61,873     61,896       61,884      61,899
     Shares Outstanding

7.   Earnings Per Share      $     0.60  $    0.37   $    0.82  $    0.11   $     1.89  $     0.99

8.   Common Dividends                                                       $  100,250  $  100,273

9.   Return on Equity                                                            13.3%        7.1%
     (end of period)


[Drue Jennings' introductory remarks]

             Second Quarter Analyst Conference Call
                          July 20,1998
                            9 AM CDT

Good morning and welcome. I'm Drue Jennings, Chairman, CEO and president of KCPL. With me is Bernie Beaudoin, chief financial officer, Turner White, executive vice president and David Myers, Manager of Investor Relations. We're holding this conference call today to discuss KCPL's strong earnings for the second quarter, our general expectations for 1998, the status of our transaction with Western Resources, and to give you an opportunity to ask any questions.

Our discussion this morning may contain some forward-looking statements relating to the Company's financial results and the plans and objectives of KCPL, Western Resources and Westar. Additional information concerning the factors that could cause differences from those discussed here can be found in KCPL's 10-K and the Joint Proxy Statement/Prospectus dated June 9, 1998, which has been provided to all shareholders.

We were pleased to announce earlier this morning that KCPL's earnings per share for the second quarter increased to $0.60 from $0.37 this quarter last year. The increase in earnings reflects the warmer weather conditions that prevailed in our region and
continued load growth.   Because of the continued exceptional
performance of our generating plants, we were not greatly impacted by the high costs of purchased power that plagued many mid-western utilities.

We continue to see a growing and vibrant local economy and expect customer growth in the 1.5% to 2% range with load growth exceeding 2.5%. It is our expectation that our nonregulated businesses will contribute about 10%-15% of KCPL's total earnings in 1998.

Turning to the transaction with Western Resources, we are very excited about moving our company closer to the creation of Westar Energy by bringing this proposal to our shareholders for a vote on July 30th. This unique, creative approach we have taken with this transaction brings to our shareholders the predictable earnings of a regulated electric company and also makes them shareowners in Western Resources, a diversified consumer services
company with a strong growth profile.   The creation of Westar
Energy will unite three proven and established regional electric utilities - KCPL, KGE and KPL - to create a larger electric utility positioned to compete in our changing industry.

We'd be happy to answer any of your questions.

[Drue Jennings prepared remarks for July 20, 1998 Broker Call-Out]


                     Q&A for Edward D. Jones
                         Broker Call-out
                    Drue Jennings Presenting

Thank you very much for allowing me a few minutes to answer your questions about our proposed combination with Western Resources.

FORWARD LOOKING STATEMENT

Our discussion this afternoon will contain some forward-looking statements relating to the plans and objectives of Western Resources and Westar Energy which are subject to numerous risks and uncertainties. Additional information concerning these risk factors can be found in the Joint Proxy Statement/Prospectus dated June 9, 1998, which has been provided to all shareholders.

QUESTION 1.

Q:  IF YOU OWN ONE SHARE OF KCPL STOCK, WHAT WILL YOU GET IN
    EXCHANGE WHEN THE TRANSACTION IS COMPLETED?

ANSWERS:

- You will exchange each share of KCPL stock for common share ownership in two companies:

     - One share of Westar Energy common stock estimated by KCPL and Western Resources to be worth approximately $10 to $12, based on current market conditions and comparable publicly traded electric utilities' dividend yields and price-to-earnings ratios.

     - A fractional share of Western Resources common stock worth not less than $21.50 and not more than $26.50 pursuant to a collar mechanism

          - Based on the closing price of Western Resources on July 14, 1998, you would receive 0.59400 shares of Western Resources common stock which would have a value of $23.50

- Following this transaction, current KCPL shareholders will own approximately 19.9% of Westar Energy (which will own all of the electric utility businesses of KCPL, KGE and KPL) and approximately 35% of Western Resources. Western Resources will own approximately 80.1% of Westar Energy and substantially all of KCPL's nonregulated businesses

QUESTION 2:

Q:  WHY WAS THE SECOND COMPANY, WESTAR ENERGY, CREATED AND WHAT
    WILL BE THE IMPACT ON DIVIDENDS?

ANSWERS:

- The unique, creative approach we have taken with this transaction brings to shareowners the predictable earnings of a regulated electric company and also makes them shareowners in Western Resources, a diversified consumer services company with a strong growth profile.

     - Westar Energy unites three well-known successful electric utilities into one larger utility better positioned to grow and prosper in a deregulating marketplace.

     - Westar Energy will concentrate the electric utility operations into a single entity focusing on that line of business

     - The creation of Westar Energy is a strategic step toward becoming a leading national provider of electric energy and energy-related products and services

     - KCPL shareholders will have a high degree of flexibility in holding investments in Western Resources and Westar

- KCPL's current annual dividend is $1.62 per share

     - KCPL and Western Resources have projected an initial annual dividend for Westar Energy of $0.72 per share and assumes a normal electric utility payout ratio.

     - Western Resources currently pays an annual dividend of $2.14. Based on the 0.59400 exchange ratio I previously discussed, the Western dividend per KCPL share would be $1.27.

     - There can be no assurances that the boards of directors of Westar Energy and Western Resources will declare dividends in the future, or if declared, the amount of such dividends.

QUESTION 3:

WHY WAS THE INITIAL MERGER AGREEMENT WITH WESTERN RESOURCES
RENEGOTIATED?

ANSWER:

- Western's financial advisors were unable to issue a fairness opinion and we negotiated the restructured agreement we announced in March 1998.

- The new transaction between KCPL and Western is an entirely different structure from the previous agreement announced in 1997.

- This transaction has been restructured in order to achieve the highest value for shareholders, while allowing the transaction to move forward.

[text from bulletin published on KCPL employee electronic news wire service]

          ISS RECOMMENDS VOTE FOR MERGER AGREEMENT

     Institutional Shareholders Services (ISS) one of the most widely followed independent organizations specializing in proxy analysis, on July 15 recommended a vote FOR the merger of Western
Resources and Kansas City Power & Light Company.

     Under the agreement, a new company - Westar Energy - will be created from the KGE and KPL electric operations of Western Resources and the electric operations of KCPL. Each KCPL shareowner will receive $23.50 worth of Western Resources common stock, subject to a collar mechanism, and one share of Westar Energy common stock, anticipated to have an approximate value between $10 and $12 per share.*

     In its report, ISS concluded that based on the favorable pricing, the strategic merits of the transaction, the increased dividend for KCPL shareholders, and the fairness opinions rendered by the financial advisors of both companies, ISS believes the merger agreement warrants shareholder support.

     Among other items in the report, ISS told its membership:

     - The successive collar steps in the amended agreement are designed to protect both Western Resources' and KCPL's shareholders from any price swings that may occur during the regulatory process.

     - Based on Western Resources' most recent closing price, the offer would be $23.50 and the exchange ratio would be 0.5930. Including the estimated value of the Westar shares, the acquisition would provide a market premium of between 17 and 24 percent over KCPL's closing price the day before the original merger agreement (Feb. 6, 1997).

     - Following the merger and creation of Westar Energy, KCPL shareowners should realize a 23-percent increase in the annual dividend payment.

     Western Resources and KCPL have scheduled shareowner meetings for July 30 to approve the merger agreement.

*  THERE CAN BE NO ASSURANCE AS TO THE ACTUAL PRICE AT WHICH
WESTAR ENERGY COMMON STOCK WILL TRADE ONCE LISTED ON THE NYSE.